EXHBIIT 99.1
News from
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Website:  www.bkitech.com

BUCKEYE’S FLORIDA PLANT TEMPORARILY CLOSED DUE TO DRYER DRUM FAILURE

No Injuries Incurred; Investigation Begun to Determine Cause
Plans Underway to Resume Production

MEMPHIS, TN June 18,  2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that on Sunday, June 17, Buckeye’s Florida wood cellulose fibers facility near Perry, Florida, experienced a significant failure of a steam drum on the number 2 paper machine causing damage to multiple drums and structural damage to the paper machine building and structure. Fortunately, there were no injuries to any personnel working in the area. Following the incident, which occurred about 5:20 p.m. EDT, the plant was shut down in an orderly manner.  A team at the plant, including contractor resources and structural engineers, immediately began an investigation to determine the root cause of the drum failure.  While it is too early to know the extent or timing to return the plant to normal operations, Buckeye management will have more details on the incident later in the week and will provide updates on plans for resuming production.

Buckeye resources are working with all stakeholders including customers, suppliers and employees to manage and minimize the impact of this outage to the supply chain and to operations.

Buckeye Chief Executive Officer John Crowe stated, “Buckeye can and will repair the damage to the number 2 machine and the building.  The safety of people is our highest priority, and we are thankful there were no injuries in this significant incident.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.